As filed with the Securities and Exchange Commission on October 9, 2019

No. 333-224747

No. 333-230153

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-224747

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-230153

UNDER

THE SECURITIES ACT OF 1933

Carbon Black, Inc.

(Exact name of registrant as specified in its charter)

Delaware	55-0810166
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Eric J. Pyenson

Senior Vice President & General Counsel

Carbon Black, Inc.

1100 Winter Street

Waltham, Massachusetts 02451

(617) 393-7400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

AMENDED AND RESTATED EQUITY INCENTIVE PLAN

AMENDED AND RESTATED 2010 SEREIS A OPTION PLAN

CARBON BLACK, INC. AMENDED AND RESTATED 2012 EQUITY INCENTIVE PLAN

2012 STOCK OPTION AND GRANT PLAN

CONFER TECHNOLOGIES, INC. 2013 STOCK PLAN

2018 STOCK OPTION AND INCENTIVE PLAN

2018 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

With a copy to:

Brandon C. Parris

Michael G. O’Bryan

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105-2482

(415) 268-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements of Carbon Black, Inc., a Delaware corporation (“Carbon Black”), on Form S-8 (collectively, the “Registration Statements”).

•

Registration No. 333-224747, filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 8, 2018, covering an aggregate of 89,716 shares of common stock, par value $0.001, of Carbon Black (“Common Stock”), issuable under the Amended and Restated Equity Incentive Plan, an aggregate of 1,693,197 shares of Common Stock issuable under the Amended and Restated 2010 Series A Option Plan, an aggregate of 837, 835 shares of Common Stock issuable under the Carbon Black, Inc. Amended and Restated 2012 Equity Incentive Plan, an aggregate of 15,036,452 shares of Common Stock issuable under the 2012 Stock Option and Grant Plan, an aggregate of 374,767 shares of Common Stock issuable under the Confer Technologies, Inc. 2013 Stock Plan, an aggregate of 7,257,741 shares of Common Stock issuable under the 2018 Stock Option and Incentive Plan (the “2018 Plan”) and an aggregate of 1,735, 729 shares of Common Stock issuable under the 2018 Employee Stock Purchase Plan; and

•	Registration No. 333-230153, filed with the Commission on March 8, 2019, covering an aggregate of 3,486,929 shares of Common Stock, issuable under the 2018 Plan.

On October 8, 2019, pursuant to that certain Agreement and Plan of Merger, dated as of August 22, 2019 (the “Merger Agreement”), by and among Carbon Black, VMware, Inc., a Delaware corporation (“VMware”), and Calistoga Merger Corp., a Delaware corporation and a wholly owned subsidiary of VMware (“Purchaser”), Purchaser merged with and into Carbon Black, with Carbon Black surviving as a wholly owned subsidiary of VMware.

As a result of the transactions contemplated in the Merger Agreement, Carbon Black has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. Carbon Black, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Palo Alto, California, on this 9th day of October, 2019.*

CARBON BLACK, INC.

By:	/s/ Craig Norris
	Name:	Craig Norris
	Title:	President

*	Pursuant to Rule 478 under the Securities Act no other person is required to sign these Post-Effective Amendments.